EXHIBIT 11
                                                                      ----------

                         CHATTEM, INC. AND SUBSIDIARIES
                         ------------------------------

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------------
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   FOR THE THREE MONTHS ENDED
                                                          FEBRUARY 28,
                                                   --------------------------
                                                      2002            2001
                                                   ----------      ----------
NET INCOME (LOSS):
   Income before extraordinary gain and change
      in accounting principle ................     $    2,372      $      586
   Extraordinary gain ........................             --           7,559
   Change in accounting principle ............         (8,877)             --
                                                   ----------      ----------
      Net income (loss) ......................     $   (6,505)     $    8,145
                                                   ==========      ==========

NUMBER OF COMMON SHARES:
   Weighted average outstanding ..............          8,964           8,867
   Issued upon assumed exercise of outstanding
      stock options ..........................            322              22
   Effect of issuance of restricted common
      shares .................................             32              --
                                                   ----------      ----------
   Weighted average and potential dilutive
      outstanding ............................          9,318           8,889
                                                   ==========      ==========

NET INCOME (LOSS) PER COMMON SHARE:
      Basic:
         Income before extraordinary gain and
            change in accounting principle ...     $      .26      $      .07
         Extraordinary gain ..................             --             .85
         Change in accounting principle ......           (.99)             --
                                                   ----------      ----------
            Total basic ......................     $     (.73)     $      .92
                                                   ==========      ==========
      Diluted:
         Income before extraordinary gain and
            change in accounting principle ...     $      .25      $      .07
         Extraordinary gain ..................             --             .85
         Change in accounting principle ......           (.95)             --
                                                   ----------      ----------
            Total diluted ....................     $     (.70)     $      .92
                                                   ==========      ==========